Exhibit 99.1

Super Micro Computer, Inc. Announces 1st Quarter Fiscal Year 2008 Financial Results

SAN JOSE, Calif., October 31, 2007 (BUSINESS WIRE) — Super Micro Computer, Inc. (NASDAQ:SMCI), a leader in application optimized, high performance server solutions, today announced first quarter financial results for fiscal year 2008.

Q1 Fiscal Year 2008 Highlights

•	Quarterly net sales of $117.9 million, up 6.3% and 30.8% from the fourth quarter fiscal year 2007 and year-ago first quarter in fiscal year 2007, respectively

•	Net income of $5.8 million, or $0.15 per diluted share, up 5.6% and 20.8% from fourth quarter fiscal year 2007 and year-ago first quarter in fiscal year 2007, respectively

•	Server Solutions accounted for 38.6% of net sales

•	Started volume shipment of Supermicro SuperBlade(TM) servers.

Q1 Fiscal 2008 Financial Results

Net sales for the first quarter ended September 30, 2007 was $117.9 million, up 30.8% from $90.2 million in the first quarter of fiscal year 2007. Net sales from server solutions comprised 38.6% of net sales, up from 35.2% in the first quarter of fiscal year 2007. No customer accounted for more than 10% of net sales during the quarter. On a sequential basis, net sales increased by 6.3% from $110.9 million in the fourth quarter of fiscal year 2007. The net sales growth was primarily due to continued revenue traction of 1U Twin and Universal IO solutions. In addition, the start of volume shipments of SuperBlade servers contributed to the net sales growth.

Net income for the first quarter of fiscal year 2008 was $5.8 million or $0.15 per diluted share compared to net income of $4.8 million, or $0.15 per diluted share in the same period a year ago. Included in net income for the quarter was $0.9 million of stock-based compensation expense (pre-tax). Excluding stock-based compensation expense and the related tax effect, non-GAAP net income for the first quarter was $6.6 million, or $0.17 per diluted share, compared to non-GAAP net income of $5.1 million, or $0.16 per diluted share, in the same period a year ago. On a sequential basis, non-GAAP net income increased by $0.5 million or $0.01 per diluted share.

Gross margin for the first quarter was 19.5%, compared to 19.9% in the same period a year ago. Non-GAAP gross margin for the first quarter was 19.6% compared to 20.0% in the same period a year ago. First quarter of fiscal year 2008 gross margin was lower than the same period a year ago due to higher inventory write-downs in the first quarter of fiscal 2008. In addition, gross margins in first quarter of fiscal year 2007 were higher as a result of sales of new products based on new processor introductions. On a sequential basis, non-GAAP gross margin increased by 1.5% from 18.1% in the fourth quarter of fiscal 2007. The increase was primarily due to cost reductions on existing products, higher gross margins on new products such as 1U Twin and UIO and lower inventory write-downs.

The Company ended the first quarter of fiscal year 2008 with $69.4 million in cash and cash equivalents and short term investments compared to $65.9 million at the end of fourth quarter of fiscal year 2007.

On July 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). Implementation of FIN 48 resulted in the recording of an additional $989,000 in overall income tax liabilities for net unrecognized tax benefits and the reclassifications from various tax accounts to “Long-term liabilities” totaling $3.7 million.

Business Outlook & Management Commentary

The Company has historically seen seasonal net sales growth in our fiscal second and fourth quarters. The Company has also seen a historical pattern of increased sales traction following the introduction of new products. We believe that this should continue during the second quarter of fiscal year 2008. The Company expects net sales to be in the range of $128 million to $135 million for the second quarter of fiscal year 2008 ending December 31, 2007. It is currently expected that the outlook will not be updated until the release of the Company’s next quarterly earnings announcement, notwithstanding subsequent developments; however, the Company may update the outlook or any portion thereof at any time.

“This quarter marked our 14th anniversary since our founding in 1993. It was highlighted by record net sales, the start of volume shipments of our Supermicro SuperBlade™ servers, continued revenue traction from our 1U Twin and UIO solutions and the launch of innovative products such as our AMD Barcelona server solutions and our line of Intel quad-core MP Xeon servers. These results highlight the strength of our application optimized solution model and the value of the building block approach we utilized to drive this model,” said Charles Liang, President and Chief Executive Officer of Super Micro Computer. “We will continue to drive ourselves to further optimize our business for expansion and profitability, while still maintaining our financial discipline.”

Conference Call Information

Super Micro Computer will discuss these financial results and its outlook for the second quarter of fiscal 2008 in a conference call at 2:00 p.m. PT, today. Those wishing to participate in the conference call should call 888-713-3589 (international callers dial 913-312-9305) 10 minutes prior to registering. A replay of the call will be available until 11:59 pm ET on November 7, 2007 by dialing 888-203-1112 (international callers dial 719-457-0820) and entering replay PIN 1618804. The live web cast and replay of the call will be available on the Investor Relations section at www.supermicro.com, with the replay beginning approximately two hours after the conclusion of the call and will remain available until the Company’s next earnings call.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to our expected financial and operating results, our ability to build and grow Super Micro Computer, the benefits of our products and our ability to achieve our goals, plans and objectives. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated. These include, but are not limited to: our dependence on continued growth in the market for X86 and blade servers, increased competition, difficulties of predicting timing, introduction and customer acceptance of new products, poor product sales, difficulties in establishing and maintaining successful relationships with our distribution partners, shortages or price fluctuations in our supply chain, our ability to protect our intellectual property rights, our ability to control the rate of expansion domestically and internationally, difficulty managing rapid growth and general political, economic and market conditions and events. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Use of Non-GAAP Financial Measures

Non-GAAP gross margin discussed in this press release excludes stock-based compensation expense. Non-GAAP net income (loss) and net income (loss) per share discussed in this press release exclude stock-based compensation expense and the related tax effect of the applicable items. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the Company’s performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, detailed reconciliations between the Company’s GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.

About Super Micro Computer, Inc.

Established in 1993, Supermicro emphasizes superior product design and uncompromising quality control to produce industry-leading serverboards, chassis and server systems. These mission-critical Server Building Block solutions provide benefits across many environments, including data center deployment, high-performance computing, high-end workstations, storage networks and standalone server installations. For more information on Supermicro’s complete line of advanced motherboards, SuperServers, and optimized chassis, visit www.supermicro.com, email Marketing@Supermicro.com or call the San Jose, CA headquarters at +1 408-503-8000.

SUPER MICRO COMPUTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2007	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$50,315	$50,864
Short-term investments	19,055	15,055
Accounts receivable, net	40,655	33,426
Inventories, net	73,427	66,772
Deferred income taxes – current	6,438	5,630
Prepaid expenses and other current assets	1,893	1,759

Total current assets	191,783	173,506
Property, plant and equipment, net	32,758	31,089
Deferred income taxes - noncurrent	891	624
Other assets	566	364

Total assets	$225,998	$205,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,144	$61,453
Accrued liabilities	14,548	14,074
Income tax payable	3,140	1,489
Advances from receivable financing arrangements	905	982
Current portion of capital lease obligations	92	118
Current portion of long-term debt	317	304

Total current liabilities	89,146	78,420
Long-term capital lease obligations-net of current portion	25	40
Long-term debt-net of current portion	11,162	11,251
Other long-term liabilities	3,730	—

Total liabilities	104,063	89,711
Stockholders’ equity:
Common stock and additional paid-in capital	59,251	58,239
Deferred stock-based compensation	(1,267)	(1,500)
Retained earnings	63,951	59,133

Total stockholders’ equity	121,935	115,872

Total liabilities and stockholders’ equity	$225,998	$205,583

SUPER MICRO COMPUTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2007	2006
Net sales	$117,949	$90,187
Cost of sales	94,904	72,202

Gross profit	23,045	17,985
Operating expenses:
Research and development	6,706	4,937
Sales and marketing	3,729	2,357
General and administrative	3,424	2,603
Reversal of litigation loss	—	(120)

Total operating expenses	13,859	9,777
Income from operations	9,186	8,208
Interest income	538	54
Interest expense	(252)	(327)

Income before income tax provision	9,472	7,935
Income tax provision	3,665	3,126

Net income	$5,807	$4,809

Net income per share:
Basic	$0.19	$0.22

Diluted	$0.15	$0.15

Shares used in per share calculation:
Basic	30,291,743	22,190,603

Diluted	38,619,263	32,214,766

Stock-based compensation is included in the following cost and expense categories by period (in thousands):

	Three Months Ended September 30,
	2007	2006
Cost of sales	$112	$15
Research and development	349	120
Sales and marketing	144	53
General and administrative	265	68

SUPER MICRO COMPUTER, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2007	2006
OPERATING ACTIVITIES:
Net income	$5,807	$4,809
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	537	346
Stock-based compensation expense	870	258
Allowance for doubtful accounts	42	16
Allowance for sales returns	1,273	954
Loss on disposal of property, plant and equipment	—	2
Deferred income taxes	(1,075)	—
Gain on short-term investments	(198)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(8,544)	(5,295)
Inventories, net	(6,655)	(20,374)
Prepaid expenses and other current assets	(101)	(2,049)
Accounts payable	7,072	16,930
Income tax payable	1,736	2,988
Accrued litigation loss	—	(396)
Accrued liabilities	494	4,391
Other long-term liabilities	2,741	—

Net cash provided by operating activities	3,999	2,580

INVESTING ACTIVITIES:
Proceeds from short-term investments	890	—
Purchases of short-term investments	(4,725)	—
Purchases of property, plant and equipment	(580)	(1,155)
Other assets	(205)	6

Net cash used in investing activities	(4,620)	(1,149)

FINANCING ACTIVITIES:
Repayment of long-term debt	(76)	(156)
Proceeds from exercise of stock options	290	43
Payment of obligations under capital leases	(45)	(40)
Advances under receivable financing arrangements	(77)	(16)
Payment of offering costs	(20)	(721)

Net cash provided by (used in) financing activities	72	(890)

Net increase (decrease) in cash and cash equivalents	(549)	541
Cash and cash equivalents at beginning of year	50,864	16,509

Cash and cash equivalents at end of year	$50,315	$17,050

Supplemental disclosure of cash flow information:
Cash paid for interest	$252	$327
Cash paid for taxes	$5	$137
Non-cash investing and financing activities:
Equipment purchased under capital leases	$4	$—
Reversals of deferred stock-based compensation for cancellation of stock options	$19	$90
Accrued costs for property, plant and equipment purchases	$1,697	$288
Accrued offering costs	$297	$1,805

SUPER MICRO COMPUTER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2007	2006
GAAP GROSS PROFIT	$23,045	$17,985
Add back stock-based compensation (a)	112	15

Non-GAAP GROSS PROFIT	$23,157	$18,000

GAAP GROSS MARGIN	19.5%	19.9%
Add back stock-based compensation (a)	0.1%	0.1%

Non-GAAP GROSS MARGIN	19.6%	20.0%

GAAP INCOME FROM OPERATIONS	$9,186	$8,208
Add back stock-based compensation (a)	870	256

Non-GAAP INCOME FROM OPERATIONS	$10,056	$8,464

GAAP NET INCOME	$5,807	$4,809
Add back stock-based compensation (a)	870	256
Add back adjustments to tax provision (b)	(119)	41

Non-GAAP NET INCOME	$6,558	$5,106

GAAP NET INCOME PER SHARE - BASIC	$0.19	$0.22
Add back stock-based compensation and adjustments to tax provision (a) (b)	$0.03	$0.01

Non-GAAP NET INCOME PER SHARE - BASIC	$0.22	$0.23

GAAP NET INCOME PER SHARE - DILUTED	$0.15	$0.15
Add back stock-based compensation and adjustments to tax provision (a) (b)	$0.02	$0.01

Non-GAAP NET INCOME PER SHARE - DILUTED	$0.17	$0.16

SHARES USED IN COMPUTING NET INCOME PER SHARE
BASIC - GAAP	30,291,743	22,190,603

BASIC - Non-GAAP	30,291,743	22,190,603

DILUTED - GAAP	38,619,263	32,214,766

DILUTED - Non-GAAP	38,851,182	32,409,816

(a)	Amortization of SFAS No. 123R, APB 25 and SFAS No. 123 stock-based compensation for the three months ended September 30, 2007 and 2006.

(b)	The provision for income taxes used in arriving at the non-GAAP net income was computed using an effective income tax rate of 36.6% and 37.7% for the three months ended September 30, 2007 and 2006, respectively. For the three months ended September 30, 2006, the stock-based compensation was proportionally lower than that for the full year resulting in a favorable tax adjustment for non-GAAP income taxes when applied to the first quarter.